Exhibit 4.1

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THIS WARRANT SHALL NOT CONSTITUTE AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE SECURITIES ARE "RESTRICTED" AND MAY NOT BE RESOLD OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

                  COMMON STOCK PURCHASE WARRANT

No. W10094

           To Purchase 30,000 Shares of Common Stock of

                  FLEXPOINT SENSOR SYSTEMS, INC.


      THIS CERTIFIES that, for value received, Investors Stock Daily, Inc. or its assigns, (the "Investor"), is entitled, upon the terms and subject to the conditions hereinafter set forth. The Warrant will be exercisable immediately after the closing date of the Company's private offering and extending for a period of two years thereafter the Closing Date, to be subscribed for and purchased from FLEXPOINT SENSOR SYSTEMS, INC., a Delaware corporation (the "Company"), thirty thousand (30,000) shares of Common Stock (the "Warrant Shares"). The purchase price of one share of Common Stock (the "Exercise Price") under this Warrant shall be $2.00 The Exercise Price and the number of shares for which this Warrant is exercisable shall be subject to change of control and price-based anti-dilution protection. This Warrant is being issued in connection with the resolution dated July 20, 2005 (the "Resolution") entered into between the Company and the Investor.

     1. Title of Warrant. Prior to the expiration hereof and subject to compliance with applicable laws, this Warrant and all rights hereunder are transferable, in whole or in part, at the office or agency of the Company by the holder hereof in person or by duly authorized attorney, upon surrender of this Warrant together with the Assignment Form annexed hereto properly endorsed.

     2. Authorization of Shares. The Company covenants that all Warrant Shares which may be issued upon the exercise of rights represented by this Warrant will, upon exercise of the rights represented by this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof.

     3. Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made at any time or times, in whole or in part, after the date hereof and before the close of business on the Termination Date, or such earlier date on which this Warrant may terminate as provided in paragraph 11 below, by the surrender on any business day of this 'Warrant and the Notice of Exercise annexed hereto duly completed and executed, at the principal office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered holder hereof at the address of such holder appearing on the books of the Company), and upon payment of the Exercise Price of the Warrant Shares thereby purchased (the "Exercise Date"); whereupon the holder of this Warrant shall be entitled to receive a Common Stock certificate for the number of Warrant Shares so purchased. The warrant holder will have the right to convert one warrant share into one common share at a price of $2.00 per common share. Certificates for Warrant Shares purchased hereunder shall be delivered to the holder hereof within five Business Days after the date on which this Warrant shall have been exercised as aforesaid. Payment of the Exercise Price shall be by check or by wire transfer to an account designated by the Company in an amount equal to the Exercise Price multiplied by the number of Warrant Shares being purchased. The exercise price and number of common shares for which these warrants are exercisable shall not be subject to any adjustment at any time. The warrants have a "cashless" provision and the funds used to exercise the option will reduce the amount of shares issued or remaining.

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     4.  No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant.

     5. Charges, Taxes and Expenses. Issuance of certificates for Warrant Shares upon the exercise of this Warrant shall be made without charge to the holder hereof for any issue, transfer, or other incidental expense in respect of the issuance of such certificate, all of which expenses shall be paid by the Company, and such certificates shall be issued in the name of the holder of this arrant or in such name or names as may be directed by the holder of this Warrant; provided, however, that in the event certificates for shares of Common Stock are to be issued in a name other than the name of the holder of this Warrant, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the holder hereof; and provided further, that upon any transfer involved in the issuance or delivery of any certificates for shares of Common Stock, the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer expenses incidental thereto.

     6. Registration Rights. The Company will file a registration statement under the Securities Act of 1933. The Company shall register these common shares underlying these warrants with the Securities and Exchange Commission in a registration statement. The Company will use its best efforts to maintain this registration statement, or post-effective amendment, until all common shares are sold. All fees, costs and expenses relating to this registration statement shall be paid by the Company.

     7. Closing of Books. The Company will at no time close its shareholder books or records in any manner which interferes with the timely exercise of this Warrant.

     8. No Rights as Shareholder until Exercise. This Warrant does not entitle the holder hereof to any voting rights or other rights as a shareholder of the Company prior to the exercise thereof. If, however, at the time of the surrender of this Warrant and purchase the holder hereof shall be entitled to exercise this Warrant, the shares so purchased shall be and be deemed to be issued to such holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been exercised.

     9. Assignment and Transfer of Warrant. This Warrant may be assigned by the surrender of this Warrant and the Assignment Form annexed hereto duly executed at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered holder hereof at the address of such holder appearing on the books of the Company); provided, however, that this Warrant may not be resold or otherwise transferred except (i)in a transaction registered under the Securities Act of 1933, as amended, or (ii) in a transaction pursuant to an exemption, if available, from such registration and whereby, if requested by the Company, an opinion of counsel reasonably satisfactory to the Company is obtained by the holder of this Warrant to the effect that the transaction is so exempt.

     10. Loss, Theft, Destruction or Mutilation of Warrant. The Company represents and warrants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant or stock certificate, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of this Warrant or stock certificate.

     11. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a legal holiday.

     12. Effect of Certain Events. If at any time the Company proposes (i) to sell or otherwise convey all or substantially all of its assets or (ii) to effect a transaction (by merger or otherwise) in which more than 50% of the voting power of the Company is disposed of (collectively, a "Sale or Merger Transaction"), in which the consideration to be received by the Company or its shareholders consists solely of cash, and in case the Company shall at any time effect a Sale or Merger Transaction in which the consideration to be received by the Company or its shareholders consists in part of consideration other than cash, the holder of this Warrant shall have the right thereafter to purchase, by exercise of this Warrant and payment of the aggregate Exercise Price in effect immediately prior to such action, the kind and amount of shares and other securities and property which it would have owned or have been entitled to receive after the happening of such transaction had this Warrant been exercised immediately prior thereto.

      13. Authorized Shares. The Company covenants that during the period the Warrant is outstanding and exercisable, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that is issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the securities exchange and/or market upon which the Common Stock may be listed.

      14. 4.99% Limitation. The number of shares of Common Stock which may be acquired by the Investor upon exercise pursuant to the terms herein shall not exceed the number of such shares which, when aggregated with all other shares of Common Stock then owned by the holder, not including all securities convertible or exercisable into Common Stock, would result in the Investor owning more than 4.99% of the Company's then issued and outstanding shares of Common Stock. The preceding sentence shall not interfere with the Investor's right to exercise this Warrant or convert other securities over time which in the aggregate totals more than 4.99% of the then outstanding shares of Common Stock so long as such Investor does not own more than 4.99% of the then outstanding Common Stock at any given time.

      15. Call. In the event, at any time six months after the date hereof, the closing bid price of the Common Stock is greater than US$5.00 (the "Strike Price") per share for five consecutive trading days (the "Call Period"), the Company shall have the right to "Call" this Warrant, in whole or in part, thereby forcing exercise by the Investor. The Strike Price shall be adjusted proportionately to reflect any adjustments due to the payment of a stock dividend, stock split, combination of shares or any other similar event as provided herein. The Company may exercise its right to Call by telecopying written notice (the "Call Notice") to the Investor within fifteen (15) trading days after the expiration of the Call Period.

      All rights of this Warrant, including the right to exercise, shall be canceled upon the completion of the exercise of this Warrant upon a Call for the Warrant Shares that were subject to such Call. Immediately following the Call Date, the Investor shall surrender their original Warrant being called to the Company, and the Company shall issue to the Investor a new Warrant Certificate for the Warrant Shares that remain outstanding, if any. The number of shares of Warrant Shares issuable upon the Call of this Warrant shall be adjusted in accordance with the provisions set forth herein.

     Any Call pursuant to this Section shall not be deemed to affect or otherwise reduce the Investor's exercise rights set forth in this Warrant, except for the portion of the Warrant Shares being Called. The Company shall not have the right to Call this Warrant if the Company exercises its redemption rights in connection with shares of Stock held by the Investor. In the event the Company fails to comply with the Call provisions set forth herein in any manner whatsoever, it shall waive its right to perform a call in the future.

     16. Availability of Rule 144. For at least two years after the exercise of the last purchase rights evidenced by this Warrant, the Company shall continue the registration of its common stock under section 12 of the Securities Exchange Act of 1934 and shall timely file all reports required to be filed by it thereunder. The Company shall cause its legal counsel to issue appropriate Rule 144 opinions by facsimile to the Company's transfer agent (with a copy to the person requesting such opinion) within one business day after counsel's receipt of the following completed documentation: (i) seller's representation letter, (ii) broker's representation letter, and (iii) copy of the Form 144, unless counsel determines that such documentation is insufficient or has other reasonable grounds for delaying the issuance of the requested opinion, in which case such counsel shall so advise the prospective seller, specifying the insufficiency.

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     17.  Miscellaneous.

          (a) Issue Date; Choice of Law; Venue; Jurisdiction. The provisions of this Warrant shall be construed and shall be given effect in all respects as if it had been issued and delivered by the Company on the date hereof. This Warrant shall be binding upon any successors or assigns of the Company. This Warrant will be construed and enforced in accordance with and governed by the laws of the State of Utah, except for matters arising under the Act, without reference to principles of conflicts of law. Each of the parties consents to the exclusive jurisdiction of the U.S. District Court for the Central District of Utah in connection with any dispute arising under this Warrant and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdiction. Each party hereby agrees that if the other party to this Warrant obtains a judgment against it in such a proceeding, the party which obtained such judgment may enforce same by summary judgment in the courts of any country having jurisdiction over the party against whom such judgment was obtained, and each party hereby waives any defenses available to it under local law and agrees to the enforcement of such a judgment. Each party to this Warrant irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth herein. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law. Each party waives its right to a trial by jury.

          (b) Modification and Waiver. This Warrant and any provisions hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought. Any amendment effected in accordance with this paragraph shall be binding upon the Investor, each future holder of the Warrants and the Company. No waivers of, or exceptions to, any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

          (c) Notices. Any notice, request or other document required or permitted to be given or delivered to the Investor or future holders hereof or the Company shall be personally delivered or shall be sent by certified or registered mail, postage prepaid, to the Investor or each such holder at its address as shown on the books of the Company or to the Company at the address set forth in the Resolution. All notices under this Warrant shall be deemed to have been given (i) in the case of personal delivery, on the date of such delivery and (ii) in the case of mailing, on the fifth business day following the date of such mailing. A party may from time to time change the address to which notices to it are to be delivered or mailed hereunder by notice in accordance with the provisions of this Section 18(c).

          (d) Severability. Whenever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision in any other jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Warrant shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officers thereunto duly authorized.

Dated:  26 July 2005                  FLEXPOINT SENSOR SYSTEMS, INC.

                                      /s/ Clark Mower
                                  By: _______________________________
                                      Clark Mower
                                      President and CEO
                                      CEO